Exhibit 3.8
                                STATE OF DELAWARE
                             CERTIFICATE OF RENEWAL
                             AND REVIVAL OF CHARTER


The corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:


         1. The name of this corporation is vFinance, Inc. (hereinafter called the "Corporation").

         2. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent at such address is the Corporation Service Company.

         3. The date of filing of the original Certificate of Incorporation in Delaware is February 12, 1992.

         4. The date when restoration, renewal, and revival of the charter of the Corporation is to commence is the 28th day of February, 2006, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this Corporation is to be perpetual.

         5. The Corporation was duly organized in the State of Delaware and carried on the business authorized by its charter until the 1st day of March, 2006, at which time its charter became inoperative and void for non-payment of taxes and this certificate of renewal and revival is filed by authority of the duly elected directors of the at the time its charter expired in accordance with the laws of the State of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting authorized officer hereunto set his hand to this certificate this 30th day of November, 2006.

                                                  vFinance, Inc.


                  /s/ Leonard J. Sokolow
                      ------------------------------------------------
                      Leonard J. Sokolow, President and CEO